Sub-Item 77O:  Transactions Effected Pursuant to Rule 10f-3

  1.   Shares were acquired by Eagle Asset Management, Inc.
     ("Eagle") from Morgan Stanley.

  2. The underwriters included Raymond James (affiliated with Eagle), Morgan Stanley, Oppenheimer & Co., Thomas
     Weisel Partners LLC, Robert W. Baird & Co., and William
     Blair & Company.

  3. Eagle acquired 4,260 shares of Neutral Tandem at a cost of $76,680 in a registered secondary offering.

  4. Representations and written information describing the terms of the transaction were provided to the Registrant's
     Board of Trustees.